FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of December 10, 2024, by and between Horizon Funds and Quasar Distributors, LLC (together, the “Parties”) is effective as of April 30, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Funds list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.

Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.

Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.

This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

HORIZON FUNDS	QUASAR DISTRIBUTORS, LLC

By:	/s/ Matt Chambers	By:	/s/ Teresa Cowan
Name: Matt Chambers		Name: Teresa Cowan
Title: VP		Title: President
Date: April 30, 2025		Date: April 30, 2025

EXHIBIT A

Horizon Expedition Plus ETF

Horizon Landmark Liquidity ETF

Horizon Dividend Income ETF

Horizon Core Equity ETF

Horizon Managed Risk ETF

Horizon Core Bond ETF

Horizon Flexible Income ETF

Horizon NASDAQ-100 Defined Risk ETF

Horizon Digital Frontier ETF